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                                                                    EXHIBIT 99.1

                       [HARCOR ENERGY, INC. LETTERHEAD]

NEWS RELEASE

December 18, 1997

Contact:   Mark Harrington, Chairman
           Francis Roth, President
           Fran Reeder, Investor Relations
           713-961-1804

                        HARCOR ENERGY, INC. ANNOUNCES
                             DEFINITIVE AGREEMENT
                      FOR SALE OF NON-CALIFORNIA ASSETS

        December 18, 1997; Houston, Texas--HarCor Energy, Inc. (NASDAQ/NMS:
HARC) announced today the execution of a definitive agreement for the sale of its non-California assets for $13.2 million to an undisclosed buyer. The purchase price represents cash proceeds of approximately $0.81 per HarCor share. Effective date for the transaction is 1/1/98, and closing is anticipated to occur on 1/15/98. Closing is subject to customary title and environmental due diligence. The Company currently anticipates booking a $3 million gain on this transaction. No capital gains taxes are anticipated on the sale due to offset of HarCor's existing net operating loss carry forwards.

        The sale was made pursuant to the bifurcation of HarCor's sales process. HarCor is continuing discussions with remaining suitors for its California properties.


        HarCor Energy is a Houston-based independent energy company pursuing risk-managed oil and gas acquisitions for future exploitation.


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